UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number 1-4821


                            Pittway Corporation
         ----------------------------------------------------------
           (Exact name of registrant as specified in its charter)

    200 South Wacker Drive, Chicago, Illinois 60606 Tel. (312) 831-1070
    -------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Class A Stock, of the par value of $1.00
                  Common Stock, of the par value of $1.00
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
         ----------------------------------------------------------
          (Titles of all other classes of securities for which a
         duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12g-4(a)(1)(i)  |X|      Rule 12h-3(b)(1)(i)  |X|
           Rule 12g-4(a)(1)(ii) |_|      Rule 12h-3(b)(1)(ii) |_|
           Rule 12g-4(a)(2)(i)  |_|      Rule 12h-3(b)(2)(i)  |_|
           Rule 12g-4(a)(2)(ii) |_|      Rule 12h-3(b)(2)(ii) |_|
                                         Rule 15d-6           |_|

Approximate number of holders of record as of the certification or notice
date:      1 (for each class)


Pursuant to the requirements of the Securities Exchange Act of 1934 Pittway Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 17, 2000                         By:  /s/ Edward Schwartz
      ------------------------------                 ---------------------
                                                       Edward Schwartz
                                                       Pittway Corporation